UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2005

ENCORE CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26489	48-1090909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8875 Aero Drive, Suite 200, San Diego, California	92123
(Address of Principal Executive Offices)	(Zip Code)

(877) 445-4581

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 1, 2005, the compensation committee of our board of directors approved a long-term incentive program to make annual grants of performance-based restricted stock and/or non-qualified stock options to executive officers and other eligible employees. The aggregate value of the annual grants will be based on a stated percentage of the recipient’s base salary. The target award percentage for eligible recipients, grouped by management seniority, will be determined by the compensation committee annually based upon competitive market data. The performance targets for the performance shares and the vesting schedules for both the performance shares and the stock options will also be determined by the compensation committee annually.

On November 1, 2005, the compensation committee granted awards to the following executive officers:

	Performance Shares	Stock Options
Paul Grinberg	13,500	33,000
Robin Pruitt	6,750	16,500
George Brooker	4,050	9,900

The stock options were granted at an exercise price of $16.19 per share, the closing price of our common stock on the Nasdaq National Market on November 1, 2005, the date of the grant, and will vest one-third per year on each of the first, second and third anniversaries of the grant date.

The performance shares granted on November 1, 2005 will vest as follows:

•	If the company achieves a stated earnings per share target for calendar year 2006 or 2007, 50% of the shares will vest on the date of announcement of earnings for such year and 50% will vest 1-year later

•	If the company does not achieve the stated earnings per share target for calendar year 2006 or 2007 but achieves the stated earnings per share target for calendar year 2008, 2009, or 2010, all of the shares will vest on the date of announcement of earnings for such year

•	If the company does not reach the earnings per share target by calendar year 2010, then 50% of the shares vest on the date of announcement of earnings for such year, and the remaining 50% is forfeited

In addition, on November 1, 2005, the compensation committee granted an option for 20,000 shares of our common stock to Eric Kogan, a member of our board of directors, with the same price and vesting as the options granted to executive officers discussed above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date: November 7, 2005	/s/ Paul Grinberg
Paul Grinberg
Executive Vice President, Chief Financial
Officer and Treasurer

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